Exhibit 99.1

SYSCO REPORTS DILUTED EPS OF $0.53 ($0.55 after adjusting for certain items)

FOR THE FOURTH QUARTER AND $1.90 ($1.93 after adjusting for certain items)

FOR FISCAL YEAR 2012

Sales of $42.4 billion are the highest on record

HOUSTON, August 13, 2012—Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth quarter, and 52-week fiscal year 2012, ending June 30, 2012.

Fourth Quarter Fiscal 2012 Highlights

•	Sales were $11.0 billion, an increase of 5.9% from $10.4 billion in the fourth quarter of fiscal 2011.

•	Operating income was $515 million, a decrease of 8.1%, compared to $561 million in last year’s fourth quarter.

•	Adjusted[1] operating income, which reflects the performance of our underlying business, was $608 million, an increase of 2.2% compared to last year’s fourth quarter.

•	Diluted earnings per share (EPS) were $0.53, which was 7.0% lower compared to $0.57 in last year’s fourth quarter.

•

Earnings were impacted by certain items primarily related to a multi-employer pension plan (MEPP) withdrawal. Excluding these certain items, diluted EPS was $0.55[1]. Further adjusting for business transformation expenses and the impact of COLI, adjusted diluted EPS was $0.62, an increase of 3.3% compared to the prior year period.

Full Year Fiscal 2012 Highlights

•	Sales were $42.4 billion, an increase of 7.8% from $39.3 billion in fiscal 2011.

•	Operating income was $1.9 billion, which was a decrease of 2.1%, compared to the prior year period.

•	Adjusted operating income was $2.1 billion, an increase of 3.0% from the prior year.

•	Diluted EPS was $1.90, a decrease of 3.1% compared to EPS of $1.96 in the prior year.

•

Excluding certain items primarily related to MEPP withdrawals, diluted EPS was $1.93. Further adjusting for business transformation expenses and the impact of COLI, adjusted diluted EPS was $2.13, an increase of 4.4% from the prior year.

•	Cash flow from operations was $1.4 billion, an increase of 29% from $1.1 billion in fiscal year 2011.

•	Capital expenditures totaled $785 million, including spending related to new state of the art facilities opened during the year in Central Texas and Boston.

[1]	“Adjusted” financial results are Non-GAAP financial measures. See Non-GAAP Reconciliations for more information.

“Market conditions remained challenging throughout the year due to increasing product costs and an uneven economic recovery. Nevertheless, we successfully supported our customers and grew our share of market,” said Bill DeLaney, Sysco’s president and chief executive officer. “We are making meaningful progress on our business transformation initiatives and believe the benefits will both improve our financial performance over time and further enhance our leadership position in the industry.”

Fourth Quarter Fiscal 2012 Summary

Sales for the fourth quarter were $11.0 billion, an increase of 5.9% compared to sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 3.3%. Inflation in the fourth quarter was mainly driven by increases in the poultry, meat and canned/dry goods categories. Sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the fourth quarter decreased sales by 0.5%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.4% during the quarter including acquisitions, and 3.3% excluding acquisitions.

Gross profit for the fourth quarter was $2.0 billion, an increase of 2.9%, compared to the prior year. Operating expenses in the fourth quarter increased $103 million, or 7.4%, compared to operating expenses in the prior year period. This was due in part to a $38 million increase in gross business transformation expenses, a $20 million increase in payroll expense, and a $6 million increase in fuel expense. The increase also included certain items in the fourth quarter totaling $23 million which were primarily related to an MEPP withdrawal thus creating an unfavorable year-over-year variance.

Adjusted operating expenses were $1.4 billion, an increase of 3.3% from the same period last year.

Operating income was $515 million in the fourth quarter, decreasing $45 million, or 8.1% compared to operating income in the prior year. Adjusted operating income was $608 million, an increase of 2.2% from the same period last year.

Net earnings for the fourth quarter were $309 million, a decrease of $27 million, or 8.0%, compared to net earnings in the prior year. Diluted EPS in the fourth quarter of fiscal 2012 was $0.53 which was a decrease of 7.0% compared to last year’s fourth quarter. Excluding certain items, diluted EPS was $0.55, a decrease of 1.8% compared to the prior year period. Further adjusting for business transformation expenses and the impact of COLI, adjusted diluted EPS was $0.62, which was an increase of 3.3% compared to the prior year period.

Fiscal 2012 Summary

Sales for fiscal 2012 were $42.4 billion, an increase of 7.8% compared to sales in the same period last year. Food cost inflation for the period was 5.5%. Inflation for the fiscal year period was broad based, driven mainly by increased prices in the meat, canned/dry and frozen categories. Inflation declined steadily throughout the year from a high of 7.3% in the first quarter of fiscal 2012. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.7%.The impact of foreign exchange rates was not meaningful to the change in sales for fiscal 2012. Case volume for the company’s Broadline and SYGMA operations combined grew 3.0% during fiscal year 2012 including acquisitions, and 2.5% excluding acquisitions.

Gross profit for fiscal 2012 was $7.7 billion, an increase of 3.8%, compared to the prior year. Operating expenses increased $323 million, or 5.9%, compared to operating expenses in the prior year period. This was due mainly to a $147 million increase in payroll expense, a $91 million increase in gross business transformation expenses and a $40 million increase in fuel expense. These increases were partially offset by a $27 million decline in corporate sponsored pension plan expense and a $20 million decline in charges related to MEPP withdrawals in fiscal 2012 compared to fiscal 2011.

Adjusted operating expenses were $5.6 billion an increase of 4.1% from the prior year.

Operating income was $1.9 billion in fiscal year 2012, which was a decrease of 2.1%, compared to operating income in the prior year. Adjusted operating income was $2.1 billion an increase of 3.0% from the prior year.

Net earnings for the fiscal year 2012 were $1.1 billion, a decrease of $30 million, or 2.6%, compared to net earnings in the prior year period. Diluted EPS in fiscal 2012 was $1.90, which was a 3.1% decrease, compared to last year’s diluted EPS of $1.96. Excluding certain items, diluted EPS was $1.93, a decrease of 2.5%. Further adjusting for business transformation expenses and the impact of COLI, adjusted diluted EPS was $2.13, an increase of 4.4% compared to the prior year period.

Cash Flow and Capital Spending

Cash flow from operations was $1.4 billion for the fiscal 2012, a 29% increase compared to $1.1 billion in the prior year period. Capital expenditures totaled $152 million for the fourth quarter, and $785 million in the fiscal year. This includes spending related to the company’s business transformation project of $23 million for the fourth quarter and $146 million for fiscal 2012. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow increased to $620 million in Fiscal 2012 from $455 million in Fiscal 2011, an increase of 36%.

Conference Call & Webcast

Sysco’s fourth quarter fiscal 2012 earnings conference call will be held on Monday, August 13, 2012 at 10:00 a.m. Eastern.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section. We encourage investors to consult that section of our website regularly for important information about us.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 185 distribution facilities serving over 400,000 customers. For the fiscal year 2012 that ended June 30, 2012 the company generated record sales of over $42 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com. For investor relations news follow us at www.twitter.com/SyscoStock or download the new Sysco IR App, available on the iTunes App Store and the Google Play Market.

Forward-Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our business transformation initiatives and our belief regarding the benefits of these initiatives with respect to our financial performance over time and our leadership position in the industry. The success of our business transformation initiatives is subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Additionally, certain agricultural areas of the United States experienced severe drought in the summer of 2012, and we may experience increased input costs for a large portion of the products we sell for up to a one year period as a result. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2013 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation and deployment process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011 and fiscal 2012, we took additional time to test and improve the underlying ERP system prior to larger scale development, and these actions caused a delay in the project; we may experience further delays and/or cost overages as we deploy the system on a larger scale. Other aspects of our business transformation initiatives, including our category management initiative and our cost transformation initiative, may fail to provide the expected benefits in a timely fashion, if at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission, and the Company’s Annual Report on Form 10-K to be filed on or around August 29, 2012 for the year ended June 30, 2012. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Sales	$11,045,382	$10,425,703	$42,380,939	$39,323,489
Cost of sales	9,033,671	8,471,311	34,704,362	31,928,777

Gross profit	2,011,711	1,954,392	7,676,577	7,394,712
Operating expenses	1,496,247	1,393,642	5,785,945	5,463,210

Operating income	515,464	560,750	1,890,632	1,931,502
Interest expense	27,308	30,134	113,396	118,267
Other expense (income), net	(1,296)	(4,278)	(6,766)	(14,219)

Earnings before income taxes	489,452	534,894	1,784,002	1,827,454
Income taxes	180,183	198,584	662,417	675,424

Net earnings	$309,269	$336,310	$1,121,585	$1,152,030

Net earnings:
Basic earnings per share	$0.53	$0.57	$1.91	$1.96
Diluted earnings per share	0.53	0.57	1.90	1.96
Average shares outstanding	586,890,718	588,727,359	587,726,343	586,526,142
Diluted shares outstanding	588,268,439	591,130,594	588,991,441	588,691,546
Dividends declared per common share	$0.27	$0.26	$1.07	$1.03

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	June 30, 2012	July 2, 2011
ASSETS
Current assets
Cash and cash equivalents	$688,867	$639,765
Accounts and notes receivable, less allowances of $42,919 and $42,436	2,966,624	2,898,283
Inventories	2,178,830	2,073,766
Deferred income taxes	134,503	—
Prepaid expenses and other current assets	80,713	72,496
Prepaid income taxes	35,271	48,572

Total current assets	6,084,808	5,732,882
Plant and equipment at cost, less depreciation	3,883,750	3,512,389
Other assets
Goodwill	1,665,611	1,633,289
Intangibles, less amortization	113,571	109,938
Restricted cash	127,228	110,516
Other assets	220,004	286,541

Total other assets	2,126,414	2,140,284

Total assets	$12,094,972	$11,385,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$181,975
Accounts payable	2,209,469	2,183,417
Accrued expenses	909,144	856,569
Accrued income taxes	50,316	—
Deferred income taxes	—	146,083
Current maturities of long-term debt	254,650	207,031

Total current liabilities	3,423,579	3,575,075
Other liabilities
Long-term debt	2,763,688	2,279,517
Deferred income taxes	115,166	204,223
Other long-term liabilities	1,107,499	621,498

Total other liabilities	3,986,353	3,105,238
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	939,179	887,754
Retained earnings	8,175,230	7,681,669
Accumulated other comprehensive loss	(662,866)	(259,958)
Treasury stock at cost, 179,228,383 and 173,597,346 shares	(4,531,678)	(4,369,398)

Total shareholders’ equity	4,685,040	4,705,242

Total liabilities and shareholders’ equity	$12,094,972	$11,385,555

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	52-Week Period Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities:
Net earnings	$1,121,585	$1,152,030
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	70,319	59,235
Depreciation and amortization	416,943	402,588
Deferred income taxes	(177,906)	(165,239)
Provision for losses on receivables	33,359	42,623
Other non-cash items	(958)	(9,454)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(106,834)	(252,641)
(Increase) in inventories	(99,218)	(254,738)
(Increase) decrease in prepaid expenses and other current assets	(6,478)	341
Increase in accounts payable	30,335	187,410
Increase (decrease) in accrued expenses	41,429	(43,348)
Increase (decrease) in accrued income taxes	71,251	(44,202)
Decrease (increase) in other assets	57,138	(26,966)
(Decrease) increase in other long-term liabilities	(46,770)	44,308
Excess tax benefits from share-based compensation arrangements	(15)	(429)

Net cash provided by operating activities	1,404,180	1,091,518

Cash flows from investing activities:
Additions to plant and equipment	(784,501)	(636,442)
Proceeds from sales of plant and equipment	8,185	19,069
Acquisition of businesses, net of cash acquired	(110,601)	(101,148)
Maturities of short-term investments	—	24,993
(Increase) decrease in restricted cash	(16,712)	13,972

Net cash used for investing activities	(903,629)	(679,556)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	(181,975)	181,975
Other debt borrowings	744,597	4,411
Other debt repayments	(205,638)	(8,732)
Debt issuance costs	(4,641)	(7)
Cash received from settlement of cash flow hedge	722	—
Proceeds from common stock reissued from treasury for share-based compensation awards	99,439	332,688
Treasury stock purchases	(272,299)	(291,600)
Dividends paid	(622,869)	(597,071)
Excess tax benefits from share-based compensation arrangements	15	429

Net cash used for financing activities	(442,649)	(377,907)

Effect of exchange rates on cash	(8,800)	20,267

Net increase in cash and cash equivalents	49,102	54,322
Cash and cash equivalents at beginning of period	639,765	585,443

Cash and cash equivalents at end of period	$688,867	$639,765

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$114,067	$119,050
Income taxes	772,493	907,720

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		52-Week Period Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Sales:
Broadline	$8,927,851	$8,471,309	$34,420,851	$31,924,473
SYGMA	1,502,435	1,393,389	5,735,673	5,341,094
Other	661,990	611,208	2,396,113	2,238,796
Intersegment	(46,894)	(50,203)	(171,698)	(180,874)

Total	$11,045,382	$10,425,703	$42,380,939	$39,323,489

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		52-Week Period Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Sysco Brand Sales as a % of MA-Served Sales	46.18%	45.75%	46.18%	45.79%
Sysco Brand Sales as a % of Broadline Sales	35.88%	35.98%	35.85%	36.15%
MA-Served Sales as a % of Broadline Sales	44.63%	44.85%	43.96%	44.15%

Data excludes U.S. Meat operations

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from the withdrawal from multiemployer pension plans, restructuring charges and recognized tax benefits. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project and gains from our COLI policies. Near the end of fiscal 2011, we reallocated all of our investments in our COLI policies into low-risk, fixed-income securities and therefore we do not expect significant volatility in operating expenses, operating income, net earnings and diluted earnings per share in future periods related to these policies. We experienced significant gains in these policies during fiscal 2011 with the exception of the fourth quarter of fiscal 2011. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses and COLI gains provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project and gains recorded on the adjustments to the carrying value of COLI policies.

	13-Week Period Ended June 30, 2012	13-Week Period Ended July 2, 2011	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,496,247	$1,393,642	$102,605	7.4%
Impact of MEPP charge	(16,682)	—	(16,682)
Impact of restructuring charge	(6,415)	—	(6,415)

Adjusted operating expenses for certain items (Non-GAAP)	$1,473,150	$1,393,642	$79,508	5.7%
Impact of Business Transformation Project costs	(70,287)	(32,677)	(37,610)	115.1
Impact of COLI	1,070	(1,310)	2,380

Adjusted operating expenses—underlying business (Non-GAAP)	$1,403,933	$1,359,655	$44,278	3.3%
Operating Income (GAAP)	$515,464	$560,750	$(45,286)	-8.1%
Impact of MEPP charge	16,682	—	16,682
Impact of restructuring charge	6,415	—	6,415

Adjusted operating income for certain items (Non-GAAP)	$538,561	$560,750	$(22,189)	-4.0%
Impact of Business Transformation Project costs	70,287	32,677	37,610	115.1
Impact of COLI	(1,070)	1,310	(2,380)

Adjusted operating income—underlying business (Non-GAAP)	$607,778	$594,737	$13,041	2.2%
Net earnings (GAAP)	$309,269	$336,310	$(27,041)	-8.0%
Impact of MEPP charge (net of tax) (1)	10,541	—	10,541
Impact of restructuring charge (net of tax) (1)	4,053	—	4,053
Impact of tax benefits	—	(4,032)	4,032

Adjusted net earnings for certain items (Non-GAAP)	$323,863	$332,278	$(8,415)	-2.5%
Impact of Business Transformation Project costs (net of tax) (1)	44,412	20,544	23,868
Impact of COLI	(1,070)	1,310	(2,380)

Adjusted net earnings—underlying business (Non-GAAP)	$367,205	$354,132	$13,073	3.7%
Diluted earnings per share (GAAP)	$0.53	$0.57	$(0.04)	-7.0%
Impact of MEPP charge (2)	0.02	—	0.02
Impact of restructuring charge (2)	0.01	—	0.01
Impact of tax benefits (2)	—	(0.01)	0.01

Adjusted diluted EPS for certain items (Non-GAAP)	$0.55	$0.56	$(0.01)	-1.8%
Impact of Business Transformation Project costs (2)	0.07	0.03	0.04	133.3
Impact of COLI (2)	0.00	(0.00)

Adjusted diluted EPS—underlying business (Non-GAAP)	$0.62	$0.60	$0.02	3.3%
Diluted shares outstanding	588,268,439	591,130,594

(1)

Tax impact of adjustments for Business Transformation, Multiemployer Pension Plan and Restructuring expenses was $34,378 and $12,133 for the 13-week periods ended June 30, 2012 and July 2, 2011, respectively.

(2)	Individual components of diluted earnings per share may not sum to the total adjusted diluted earnings per share due to rounding.

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended June 30, 2012	52-Week Period Ended July 2, 2011	52-Week Period Change in Dollars	52-Week Period % Change
Operating expenses (GAAP)	$5,785,945	$5,463,210	$322,735	5.9%
Impact of MEPP charge	(21,899)	(41,544)	19,645	-47.3
Impact of restructuring charge	(6,415)	—	(6,415)

Adjusted operating expenses for certain items (Non-GAAP)	$5,757,631	$5,421,666	$335,965	6.2%
Impact of Business Transformation Project costs	(193,126)	(102,623)	(90,503)	88.2
Impact of COLI	3,721	28,197	(24,476)	-86.8

Adjusted operating expenses—underlying business (Non-GAAP)	$5,568,226	$5,347,240	$220,986	4.1%
Operating Income (GAAP)	$1,890,632	$1,931,502	$(40,870)	-2.1%
Impact of MEPP charge	21,899	41,544	(19,645)	-47.3
Impact of restructuring charge	6,415	—	6,415

Adjusted operating income for certain items (Non-GAAP)	$1,918,946	$1,973,046	$(54,100)	-2.7%
Impact of Business Transformation Project costs	193,126	102,623	90,503	88.2
Impact of COLI	(3,721)	(28,197)	24,476	-86.8

Adjusted operating income—underlying business (Non-GAAP)	$2,108,351	$2,047,472	$60,879	3.0%
Net earnings (GAAP)	$1,121,585	$1,152,030	$(30,445)	-2.6%
Impact of MEPP charge (net of tax) (1)	13,768	26,189	(12,421)	-47.4
Impact of restructuring charge (net of tax) (1)	4,033	—	4,033
Impact of tax benefits	—	(14,032)	14,032

Adjusted net earnings for certain items (Non-GAAP)	$1,139,386	$1,164,187	$(24,801)	-2.1
Impact of Business Transformation Project costs (net of tax) (1)	121,416	64,694	56,722	87.7
Impact of COLI	(3,721)	(28,197)	24,476	-86.8

Adjusted net earnings—underlying business (Non-GAAP)	$1,257,081	$1,200,684	$56,397	4.7%
Diluted earnings per share (GAAP)	$1.90	$1.96	$(0.06)	-3.1%
Impact of MEPP charge (2)	0.02	0.04	(0.02)	-50.0
Impact of restructuring charge (2)	0.01	—	0.01
Impact of tax benefits (2)	—	(0.02)	0.02

Adjusted diluted EPS for certain items (Non-GAAP)	$1.93	$1.98	$(0.05)	-2.5%
Impact of Business Transformation Project costs (2)	0.21	0.11	0.10	90.9
Impact of COLI (2)	(0.01)	(0.05)	0.04

Adjusted diluted EPS—underlying business (Non-GAAP)	$2.13	$2.04	$0.09	4.4%
Diluted shares outstanding	588,991,441	588,691,546

(1)

Tax impact of adjustments for Business Transformation, Multiemployer Pension Plan and Restructuring expenses was $82,223 and $53,284 for the 52-week periods ended June 30, 2012 and July 2, 2011, respectively.

(2)	Individual components of diluted earnings per share may not sum to the total adjusted diluted earnings per share due to rounding.

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